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                                                                    EXHIBIT 23.6



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to Registration Statement (Form S-3 No. 333-6397) and the related Prospectus of UroHealth Systems, Inc. for the registration of 3,500,362 shares of its common stock and to the incorporation by reference therein of our report dated January 10, 1996, except Note F, as to which the date is May 1, 1996, and Note K, as to which the date is July 5, 1996, with respect to the consolidated financial statements of Richard-Allen Medical Industries, Inc. included in its Form 8-K/A filed with the Securities and Exchange Commission on August 12, 1996.



                                            ERNST & YOUNG LLP



Grand Rapids, Michigan


August 15, 1996